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                                                                     EXHIBIT 3.3

                                               Effective as of September 6, 2001

            AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED BYLAWS OF
                      HEALTH CARE PROPERTY INVESTORS, INC.

     The following sets forth an amendment to the Second Amended and Restated Bylaws (the "Bylaws") of Health Care Property Investors, Inc., a Maryland corporation, which amendment shall be effective as of September 6, 2001.

     1. The first sentence of Article III, Section 1 of the Bylaws shall be deleted and replaced with the following sentence:

          "The number of directors shall be eight (8) until changed by amendment to this Section of the Bylaws duly adopted by the Board of Directors or stockholders."